UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT

             PURSUANT TO SECTION 13 OR 15(d) OF
           THE SECURITIES AND EXCHANGE ACT OF 1934


 Date of Report (Date of Earliest Event Reported) June 17, 2002


        AEI REAL ESTATE FUND 85-A LIMITED PARTNERSHIP
   (Exact Name of Registrant as Specified in its Charter)

                        State of Minnesota
   (State or other Jurisdiction of Incorporation or Organization)




           0-14263                      41-1511293
   (Commission File Number)          (I.R.S. Employer
                                   Identification No.)


   1300 Minnesota World Trade Center, St. Paul, Minnesota 55101
          (Address of Principal Executive Offices)


                        (651) 227-7333
    (Registrant's telephone number, including area code)



  (Former name or former address, if changed since last report)



Item 2.   Acquisition or Disposition of Assets.

       On June 17, 2002, the Partnership sold a Hops Grill & Bar restaurant in Palm Harbor, Florida to Schmitz Development Company, who is not affiliated with the Partnership. The Partnership received net proceeds of approximately $1,071,000 for the property, which resulted in a net gain of approximately $368,000.

Item 7.   Financial Statements and Exhibits.

          (a)A limited number of proforma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement. The following narrative description is furnished in lieu of the proforma statements:

             Assuming the Partnership had sold the property on January 1, 2001, the Partnership's Investments in Real Estate would have been reduced by $725,694 and its Current Assets
             (cash) would have increased by approximately $1,071,000 and Partner's Capital would have increased by $345,306.

             The Total Income for the Partnership would have decreased from $544,250 to $451,530 for the year ended December 31, 2001 and from $151,331 to $127,924 for the three months ended March 31, 2002 if the Partnership had not owned the property during the periods.

             Depreciation Expense would have decreased by $15,855 and $3,964 for the year ended December
             31, 2001 and the three months ended March 31, 2002, respectively.

             Partnership Administration and Property Management Expense would have decreased by $631 and $1,200 for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively.

             The net effect of these pro forma adjustments would have caused Net Income to decrease from $792,889 to $716,655 and from $83,240 to
             $64,997, which would have resulted in Net Income of $96.78 and $9.17 per Limited Partnership Unit outstanding for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively.

          (b)Exhibits

                         Exhibit  10.1 - Purchase  Agreement
                         dated  May  6,  2002  between   the
                         Partnership       and       Schmitz
                         Development  Company  relating   to
                         the  property at 33086 U.S. Highway
                         19, Palm Harbor, Florida.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              AEI REAL ESTATE FUND 85-A
                              LIMITED PARTNERSHIP

                              By: Net Lease Management 85-A, Inc.
                             Its: Managing General Partner


Date:  June 19, 2002              /s/ Mark E Larson
                              By:     Mark E. Larson
                                      Its Chief Financial Officer